UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF EARLIEST EVENT REPORTED – MAY 21, 2010

PRIME SUN POWER INC.
(Exact name of Registrant as specified in its charter)

NEVADA	333-103647	98-0393197
(State or other jurisdiction of	(Commission	(IRS Employer
incorporation)	File Number)	Identification Number)

100 Wall Street, 21st Floor
New York, NY 10005
(Address of principal executive offices)

866-523-5551
(Registrant's telephone number, including area code)

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01    Entry into a Material Definitive Agreement.

Strategic Investment Agreement with Bangkok Solar Power Co., Ltd.

On May 21, 2010, Prime Sun Power Inc. (“PSP”) entered into a Strategic Investment Agreement (the “Agreement”) with Bangkok Solar Power Co., Ltd. (“BSP”), a leading manufacturer of PV solar modules and engineering, procurement, construction, and installation (“EPCI”) contractor to acquire up to 6,639,063 shares of PSP Common Stock.  All shares issued to BSP will be subject to a lock-up period until December 31, 2013.

PSP and BSP have agreed to work together in a strategic alliance whereby BSP shall be appointed as the General Contractor to perform the EPCI contract for PSP solar power plants for at least 50 megawatts peak per annum until 2013.  BSP and PSP have agreed that BSP will perform the turnkey contract for the engineering, procurement and construction and installation of PSP solar power plants, as will be set forth in a separate ECPI agreement.

BSP will purchase the PSP shares in increments of €400,000 upon activation of each megawatt of peak solar power to be covered by the EPCI service agreement.  The incremental share purchase will only be payable if the EPCI includes a price of at least €3,000,000 per megawatt.  BSP has agreed to purchase a total of 5,176,416 shares of PSP common stock (the “Initial Shares”) at a price of €7.73 per share for an aggregate purchase price of €40,000,000.  For the incremental purchase of the Initial Shares, PSP shall issue to BSP an aggregate amount of 1,462,947 shares (the “Bonus Shares”), with each issuance of Bonus Shares proportional to the respective incremental purchase of the Initial Shares.

If all of the strategic alliance shares are acquired, BSP will own 6,639,063 shares of PSP common stock, or 14.2% of PSP’s issued and outstanding shares of common stock.  Giving effect to the Bonus Shares together with the purchase price of the Initial Shares, the blended purchase price per share of the 6,639,063 shares of PSP common stock to be acquired by BSP consisting of both the Initial Shares and the Bonus Shares will be equal to approximately €6.02 per share.

In addition to the Initial Shares and the Bonus Shares, BSP shall, with respect to all EPCI relationships between BSP and PSP under which BSP thin film modules are engineered, procured, constructed or installed in PSP solar power plants, be permitted to purchase from PSP additional shares of common stock at a purchase price calculated in the same manner as the Initial Shares and Bonus Shares (these shares are described as the “Thin Film Shares”).  BSP shall have the option to purchase the Thin Film Shares provided the purchase price per megawatt for the modules is acceptable for both parties.

PSP has also agreed that any and all management fees allocated from the BSP strategic investment will be capped at six percent (6%) of the proceeds received from the strategic investment by BSP in the PSP shares.

Item 3.02    Unregistered Sales of Equity Securities.

On May 21, 2010, PSP entered into a Strategic Investment Agreement with BSP to sell up to 6,639,063 shares of PSP Common Stock at price of €7.73 per share, as described in Item 1.01 above, which is incorporated herein by reference thereto.

The sale of these 6,639,063 shares was made with a non-U.S. person and was undertaken by PSP in reliance upon the exemption from securities registration of Regulation S of the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

Item 8.01    Other Events.

On June 3, 2010, Prime Sun Power issued a press release, attached hereto as Exhibit 99.1.

Item 9.01.    Financial Statements and Exhibits.

(d)    Exhibits.

Exhibit No.	Description of Exhibit.

Exhibit 99.1	Press Release dated June 3, 2010.

Forward-Looking Statements

This Current Report on Form 8-K contains “forward-looking statements” as defined in the U.S. Private Securities Litigation Reform Act of 1995.  These statements are based upon our current expectations and speak only as of the date hereof.  These forward-looking statements are based upon currently available competitive, financial, and economic data and management's views and assumptions regarding future events.  Such forward-looking statements are inherently uncertain.  Our actual results may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties.  PSP cannot provide assurances that any prospective matters described in this Current Report on Form 8-K will be successfully completed or that PSP will realize the anticipated benefits of any transactions.  Without limiting the foregoing, PSP cannot guarantee or assure that sufficient solar power projects will be initiated or be activated that will result in the purchase by BSP of some or all of the PSP strategic alliance shares.  Various risk factors that may affect our business, results of operations and financial condition are detailed from time to time in the Current Reports on Form 8-K and other filings made by PSP with the U.S. Securities & Exchange Commission.  PSP undertakes no obligation to update information contained in this Current Report on Form 8-K.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

PRIME SUN POWER INC.

By:	/s/ Olivier de Vergnies
Name: Olivier de Vergnies Title: Acting Chief Executive Officer and Acting Chief Financial Officer

Date:            June 3, 2010